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EXHIBIT 16 TO FORM 8-K



February 3, 1999



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K dated February 3, 1999, of Video Update, Inc. and are in agreement with the statements contained in the second sentence of the first paragraph, the second and third paragraphs and the first sentence of the fourth paragraph on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                                           /s/ Ernst & Young LLP